General Steel Holdings, Inc. Appoints New Independent Director

Mr. Chris Wang brings experience in Finance and Corporate Governance and expertise in the Specialty Metal Products Industry

BEIJING, November 19, 2007 - General Steel Holdings, Inc. ("General Steel") (''The Company'') (Amex: GSI - News), one of China's leading non-state owned steel products producers, today announced the appointment of Mr. Chris Wang as a new independent member to its board of directors.

Mr. Wang’s career includes extensive experience in finance and management as well as being the CFO of a public company. Most recently from 2005 to the present, Mr. Wang has served as Chief Financial Officer of Fushi International, a company that engages in the manufacture and sale of bimetallic composite wire products, principally copper clad aluminum wires and copper clad steel wires. He was instrumental in assisting with Fushi’s Nasdaq listing, completing a key strategic acquisition, and playing an important role for Fushi in raising $72 million in both equity and debt. Mr. Wang was also responsible for all internal investor relations. Prior, Mr. Wang was Executive Vice President at Redwood Capital, where he helped private Chinese companies gain access to the US capital markets. From September 2002 through November, 2004, Mr. Wang was an assistant Vice President in the portfolio management department at Century Investment Corporation, where he helped managed $25 million in private equity investments and before that was an associate with the Credit Suisse First Boston investment banking team in Hong Kong. Additionally, he was the General Manager at Southern Africa Tractor Manufacturers. Mr. Wang received a degree in English from Beijing University of Science and Technology in 1994 and an M.B.A in Finance and Corporate Accounting from the University of Rochester in New York in 2002.

“We are pleased with the addition of Mr. Wang to our board and believe the experience he brings will be an asset to our Company as we further execute our growth plan and continue to progress as a publicly traded US company,” said Mr. Henry Yu, CEO and Chairman of General Steel Holdings, Inc.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, operates a diverse portfolio of Chinese steel companies. With 3 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including reinforced bar (rebar), hot-rolled carbon and silicon sheet and spiral-weld pipe. The Company has steel operations in Shaanxi province (central China), Inner Mongolia autonomous region (northwest China) and Tianjin municipality (northeast China).

Safe Harbor Statement

Certain statements in this news release may contain forward-looking information about General Steel and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission.

For more information, please contact:

Ross Warner
General Steel Holdings, Inc.
Tel: +86-10-5879-7346 (Beijing)
Email: ross@gshi-steel.com
Skype: ross.warner.generalsteel

Alan Sheinwald
HC International, Inc.
Tel: +1-914-669-0222
Email: alan.sheinwald@hcinternational.net
Web: http://hcinternational.net